Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2003 relating to the consolidated financial statements of Arel Communications and Software Ltd., which appear in Arel Communications and Software Ltd.‘s Annual Report on Form 20-F for the year ended December 31, 2002, and to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 11, 2004, except for notes 3c and 7c for which the date is March 30, 2004, relating to the consolidated financial statements of Arel Communications and Software Ltd., for the year ended December 31, 2003, filed on Form 6-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Kesselman & Kesselman. Certified Public Accountants (Isr.) Tel Aviv, Israel

May 20, 2004